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                                     CONFIDENTIAL


March 17, 1999


Mr. Leonard R. Benjamin
14 Abby Drive
Lawrenceville, NJ 08648

VIA FACSIMILE  609-896-0987


Dear Len:

    Thank you for taking the time to visit with us on March 12. We are very excited about having you join D&K as the Vice President, General Counsel and Secretary. Outlined below are the significant points of the terms of employment that we are offering you:

Title:                      Vice President, General Counsel and Secretary

General Job Description:    Senior officer in charge of the successful
                            leadership and execution of all the Company's legal affairs and outside counsel activities.
                            Such functions include, but are not limited to:

                            * Managing outside counsel engagements
                            * Merger and acquisition counseling
                            * SEC and NASDAQ filings
                            * In-house policies and compliance
                            * Customer and supplier agreements
                            * Insider trading
                            * Proxies
                            * Certain Human Resource functions

                            Your position reports directly to the President and COO or the CEO when appropriate.

Salary:                     $160,000 per annum



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Bonus:                      30% of base salary upon achieving net income
                            targets as established at the discretion of the Board of Directors. For fiscal 1999, your bonus will be prorated based on your starting date.

Change in Control:          From the date of your acceptance through the
                            first 24 months of your employment a Change in Control occurs, defined as the acquisition of 51% or more of the then outstanding voting shares of terminated due to the Change in Control, you will be eligible for severance compensation equal to one times your current annual base salary.

Company Car:                Level I automobile (executive level) per D&K's
                            Auto Lease Program, or an auto allowance to be mutually agreed upon.

Stock Options:              Subject to Board of Director approval, an initial
                            award of 45,000 options that would vest in three equal increments over a three-year period
                            (15,000/year) upon the successful completion of mutually-defined goals and objectives at the end of years one, two and three. Option price will be the fair market value of the Company's Common
                            Stock on the date of each award. If during the first 24 months of your employment with D&K, a Change of Control occurs as defined above, all ungranted stock options will accelerate and be granted at the most recent exercise price of the prior grant.

Relocation:                 All moving and relocation expenses will be the
                            Company's responsibility in accordance with D&K's policy. Temporary residence costs will also be provided by D&K until which time your Lawrenceville home is sold.

Benefits:                   After 60 days, you will qualify for D&K's health
                            coverage and participation in D&K's 401(k) plan and long-term disability plan. In addition, you will be eligible for the Executive Deferred
                            Compensation Plan established for retirement income. During the 60 days, D&K will reimburse you for the difference between your current COBRA payment amount and D&K's current premium amount.



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Other:                      The Company will reimburse you for other
                            reasonable business related expenses including but not limited to:

                            * Cellular phone expenses
                            * Professional association dues
                            * Other out-of-pocket expenses related to
                              performing your responsibilities.

                            In addition, in the first year of your
                            employment, you will be eligible for three weeks of vacation.


    Len, I hope I have adequately explained our job offer to you, and I hope we have addressed any issues or questions you have regarding employment with D&K. We anticipate your starting date to be April 12, 1999.

    We are extremely excited about your joining D&K's corporate team, and we think you will play an integral part in D&K's future growth and success. Please call me with any questions or comments.

Sincerely,


/s/ Martin D. Wilson
--------------------
Martin D. Wilson
President and Chief Operating Officer

MDW/ejb

cc:    J.H. Armstrong, III




Accepted by: /s/ Leonard R. Benjamin         Date: March 17, 1999
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